March 21, 2006

Reporters May Contact:
Eloise Hale, Bank of America Corporation, 704.387.0013
Eloise.Hale@bankofamerica.com

Bank of America prices $900 million in Capital Securities

CHARLOTTE - Bank of America Corporation announced today that an offering of $900 million aggregate liquidation amount of capital securities of BAC Capital Trust X had been priced.  The securities are being offered for sale in the United States.

The annual distribution rate will be 6 1/4 percent.  Distributions will be paid quarterly on the twenty-ninth of March, June, September, and December of each year, beginning on June 29, 2006.

The securities being underwritten by Banc of America Securities LLC, as sole book-running lead manager and Incapital LLC as a joint lead manager, A.G. Edwards, Citigroup, Lehman Brothers, Merrill Lynch & Co, Morgan Stanley, UBS Investment Bank, and Wachovia Securities as senior co-managers, and Bear, Stearns & Co. Inc., Goldman, Sachs & Co., HSBC and RBC Dain Rauscher as junior co-managers.  Closing is scheduled for March 28, 2006.

The securities are part of a shelf registration for trust preferred securities previously declared effective by the Securities and Exchange Commission.   Bank of America intends to list the securities on the New York Stock Exchange.

Copies of the prospectus relating to the offering may be obtained from Bank of America Securities LLC, 100 West 33rd Street, 3rd Floor New York, New York 10001, by calling 1-800-294-1322 or you may email a request to dg.prospectus_distributions@bofasecurities.com.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific, and London exchanges and certain shares are listed on the Tokyo stock exchange.

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